Exhibit 23.5

February 22, 2022

CONSENT OF QUALIFIED PERSON

Re: Form S-3 of Hecla Mining Company

SLR International Corporation (“SLR”), in connection with the Registration Statement on Form S-3 and any amendments or supplements and/or exhibits thereto (collectively, the “Form S-3”) consents to:

(i) the incorporation by reference and use of the Technical Report Summary titled “Technical Report Summary on the Casa Berardi Mine, Northwestern Quebec, Canada” (the “TRS”), with an effective date of December 31, 2021, as an exhibit to and referenced in the Form S-3;

(ii) the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the TRS and Form S-3; and

(iv) any extracts or summaries of the TRS included or incorporated by reference in the Form S-3, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-3.

SLR is responsible for authoring, and this consent pertains to, the TRS. SLR certifies that it has read the Form S-3 and that it fairly and accurately represents the information in the TRS for which it is responsible.

SLR International Corporation

Per:

/s/ Richard J. Lambert

Richard J. Lambert, P.E., P. Eng.

Global Technical Director, U.S. Mining Advisory